Filed Pursuant to Rule 433 Issuer Free Writing Prospectus

Dated June 30, 2026 (To Preliminary Prospectus dated June 30, 2026)

Registration Statement No. 333-296318

We are building the operating system for community- scale live entertainment. Illustrative editorial artwork. Not photographs of Ticketplus events. Filed Pursuant to Rule 433 Issuer Free Writing Prospectus Dated June 30, 2026 (To Preliminary Prospectus dated June 30, 2026) Registration Statement No. 333-296318

L E G A L D I S C L A I M E R & S U M M A R Y R I S K F A C T O R S 0 2 / 2 1 No money or other consideration is being solicited, and if sent in response, will not be accepted. No offer to buy securities can be accepted, and no part of the purchase price can be received, until a registration statement filed with the U.S. Securities and Exchange Commission has become effective. Any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time prior to notice of acceptance given after the effective date. Any indication of interest involves no obligation or commitment of any kind. Any offering will be made only by means of a prospectus forming part of an effective registration statement. This presentation contains forward-looking statements based on current expectations and assumptions that involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially. In addition, from time to time, we or our representatives may make forward-looking statements orally or in writing. We base these forward-looking statements on our expectations and projections about future events, which we derive from the information currently available to us. Such forward-looking statements relate to future events or our future performance, including our financial performance and projections, revenue and earnings growth, and business prospects and opportunities. You can identify forward-looking statements by those that are not historical facts, particularly those that use terminology such as "intends," "may," "should," "expects," "anticipates," "contemplates," "estimates," "believes," "plans," "projected," "predicts," "potential," or "hopes" or the negative of these or similar terms. Although the Company believes that the expectations reflected in these forward-looking statements are based on reasonable assumptions, there are a number of risks and uncertainties that could cause actual results to differ materially from such forward- looking statements, including the risks described in the risk factors section of the documents that we file with the Securities and Exchange Commission. Forward-looking statements are only predictions. The forward- looking events discussed in this document and other statements made from time to time by us or our representatives, may not occur, and actual events and results may differ materially and are subject to risks, uncertainties and assumptions about us. The Company does not undertake any duty to update any forward-looking statements except as may be required by law. Past performance is not indicative of future results, and all financial projections are illustrative, based on management estimates, and subject to change without notice. Recipients should not rely on the information herein as the basis for any investment decision and should consult their own legal, tax, and financial advisors. Summary Risk Factors. An investment in our Ordinary Shares involves a high degree of risk. Among other risks described in the "Risk Factors" section of our Registration Statement on Form F-1, you should carefully consider the following: (i) Risks Related to Our Business and Industry, including our dependence on the supply, demand and continued occurrence of live events; the impact of extraordinary events such as public-safety incidents, pandemics, natural disasters or severe weather on attendance and refund obligations; intense competition in the ticketing industry and from secondary marketplaces; our ability to attract and retain ticket buyers, sellers and event partners; our ability to maintain and improve our platform and develop successful new solutions; brand and reputation risks; risks from our use of artificial intelligence and machine learning, including data quality, algorithmic bias and evolving AI regulation; dependence on internet search engines and third-party technology infrastructure (including AWS and Cloudflare); risks from acquisitions and from the growth of our international operations; substantial indebtedness; reliance on senior management and key personnel; cybersecurity, data-loss and ransomware risks; and the adequacy of our intellectual-property protection. (ii) Risks Related to Government Regulation and Being a Public Company, including political, economic, regulatory and social risks of operating in Chile and other Latin American jurisdictions; exchange-rate fluctuations between the Chilean peso and the U.S. dollar; inflation; potential sales, value-added and other indirect-tax liabilities across multiple jurisdictions; the complexity of consumer-protection, ticketing, resale, anti-bribery, anti-money-laundering, data-protection and competition laws to which we are subject; and the costs and obligations associated with becoming and operating as a public company in the United States. (iii) Risks Related to This Offering and Ownership of Our Securities, including the absence of a prior public market for our Ordinary Shares, potential volatility of the trading price, our status as a "controlled company" and a "foreign private issuer" under the rules of NYSE American, our intention not to pay cash dividends, and dilution risks. Industry and market data used in this presentation are based on third-party sources and our own estimates and may not prove representative of future conditions. Recipients should read the full "Risk Factors" section of the F-1 before making any investment decision. This free writing prospectus relates to the preliminary prospectus dated June 12, 2026, which is part of the Registration Statement on Form F-1 (File No. 333-296318). It should be read together with that preliminary prospectus, including the section entitled "Risk Factors." To the extent the information in this free writing prospectus differs from or conflicts with the information contained in the preliminary prospectus, the information in the preliminary prospectus supersedes the information herein. Certain figures for the quarter ended March 31, 2026 are preliminary, unaudited management estimates, subject to revision, and are not included in the audited financial statements in the Form F-1. Comparable companies referenced herein are shown for business-model parallel only and not for valuation reference; to the Company's knowledge, and based on publicly available data on the NYSE American, no Chilean technology platform is currently listed on NYSE American. Any reference to a listing on NYSE American is subject to listing approval. The proposed offering will be made only by means of a prospectus. When available, copies of the preliminary prospectus relating to the offering may be obtained from: Roth Capital Partners, 888 San Clemente Drive, Suite 400, Newport Beach, CA 92660, or by emailing rothecm@roth.com; Bancroft Capital, LLC, 501 Office Center Drive, Ste. 130, Fort Washington, PA 19034, or by emailing InvestmentBanking@bancroft4vets.com; and MDB Capital, 14135 Midway Road, Suite G-150, Addison, TX 75001, or by emailing erayo@mdb.com. The preliminary prospectus will also be available on the SEC's website at www.sec.gov.

T R A N S A C T I O N O V E R V I E W 0 3 / 2 1 O F F E R I N G S U M M A R Y · P R E L I M I N A R Y A N D S U B J E C T T O C H A N G E ISSUER Ticketplus Ltd. EXCHANGE / TICKER NYSE American: TP OFFERING TYPE IPO (Form F-1) OFFERING SIZE $25M PRICE RANGE $13.00 - $15.00 per share SHARES OFFERED 1,786,000 Ordinary Shares OVER-ALLOTMENT Up to 267,900 additional shares (15% greenshoe, 45-day option) LOCK-UP 180 days (officers, directors, 5%+ holders) USE OF PROCEEDS Partnership investments, geographic expansion, software development, general corporate purposes UNDERWRITERS Roth Capital Partners (Lead) · Bancroft Capital · MDB Capital AUDITOR · COUNSEL Baker Tilly (PCAOB) · Bevilacqua PLLC (Issuer's counsel) · Lucosky Brookman (Underwriter counsel) DOMICILED Cayman Islands HEADQUARTERS Santiago, Chile

L E A D E R S H I P & A L I G N M E N T 0 4 / 2 1 E X P E R I E N C E D L E A D E R S H I P W I T H L O N G - T E R M O W N E R S H I P Three founders. Twelve years. CC C E O Chien-Fu Chen Architected the proprietary platform from day one Built and scaled the in-house core stack across 11 markets JJ C F O Joaquín Jadue Built financial controls and led expansion to 11 LATAM countries PCAOB audit ready · 37.3% EBITDA margin built on financial discipline YD C H A I R M A N Yethro Dinamarca Sets long-term strategy and governance Architected the path to proposed IPO 100% ownership pre-IPO held by founders, Chairman and key employees.

A T A G L A N C E 0 5 / 2 1 Who We Are Not a ticketing operator. A technology platform powering live entertainment across LATAM. Tech-first, vertically integrated platform. AI embedded across customer-facing services and internal operations. Core platform built in-house. LATAM footprint in the category: 11 countries, 30+ strategic cities. Focused on the long-tail and mid-market live entertainment segment, particularly independent promoters, venues and regional operators where global incumbents historically have had limited penetration. In operation for 12 years. Profitable. Financed through operations and longstanding banking relationships. Diverse event mix: concerts, festivals, sports, theater, conferences and more. No material concentration risk. Diversified across categories, geographies and clients. 2025 Summary 10.2M Tickets sold in the region $269M Gross merchandise value 2,800 Promoters & venues served 39,800 Events managed in the region 46M User sessions on our platform 95%+ Client retention rate (Gross sales)

I N V E S T M E N T C A S E 0 6 / 2 1 Investment Highlights. 01 Tailwinds: $45.5B South America live events market by 2028, smart ticketing growing 16.9% CAGR (>4× global), young urbanizing population. 02 Moat: Core software stack built in-house, deployed across 11 countries, 12 yrs multi-market data, 2,800+ partner relationships. 03 Scale & Proof: $269M GMV, revenue +64% (2025), 37.3% EBITDA margin (2025), Q1 2026 revenue +41.8% YoY, 95%+ retention. 04 Category creation: technology platform for LATAM live entertainment, serving a large, fragmented market, in operation for 12 years, profitable. 05 Proprietary AI-driven technology (built in-house) we believe creates significant competitive advantage.

M A R K E T O P P O R T U N I T Y SOURCES: BUSINESS MARKET INSIGHTS, GRAND VIEW RESEARCH, MORDOR INTELLIGENCE, UN WORLD POPULATION PROSPECTS 2024 / ECLAC 0 7 / 2 1 Latin America's Rapid Growth. A large, young population powering a rapidly growing live entertainment market. SOUTH AMERICAN LIVE EVENTS MARKET 2022 $27.7B →2028 $45.5B SMART TICKETING LATAM 2025 $1.2B →2033 $4.0B +16.9% CAGR 70% SMARTPHONE PENETRATION Reached 70% regionally in 2024, growing 8% annually, across a young, urbanizing population (median age ~31). 16.9% CAGR LATAM Smart Ticketing growing 4× faster than the global rate of 3.8%.

B U S I N E S S M O D E L 0 8 / 2 1 T W O M O D E L S Full Operation drives the business. White-Label accelerates the pipeline. U P S E L L I N G Both models are available in every market. FO compounds on its own; WL conversions are optional upside. White-Label SaaS AC C E L E R ATO R Basic ticketing system. 5.7% O F 2 0 2 5 R E V E N U E 1.6% TA K E R AT E $109M 2 0 2 5 G M V We provide technology, they provide market access ▶ Profitable and rapid regional expansion ▶ Full data visibility = M&A pipeline ▶ Full Operation C O R E Full event management + advanced sales + marketing + on-site operations. 94.3% O F 2 0 2 5 R E V E N U E 17.3% TA K E R AT E $160M 2 0 2 5 G M V High-profile events (concerts, sports, festivals) ▶ Full margin capture (13-17% take rate) ▶

P A R T N E R S H I P S T R A T E G Y 0 9 / 2 1 We operate our partners for years before we convert them. 1 LAND Market Entry via White-Label Partner adopts the platform under their brand. 1.6% take rate. Operating data flows from day one. 2 LEARN Full Business Intelligence Real-time sales, margins, growth trends. Multi-year evidence de- risks every conversion decision. 3 CONVERT Full Operation Conversion Strategic conversion of top performers. 17.3% take rate + full revenue capture, minimal integration risk. Multiple conversion targets in pipeline · expanding the white-label footprint. A flywheel we have refined across markets and years. We have visibility into every partner's real P&L, churn and margins because they have run on our infrastructure for 2-5 years.

G R O W T H S T R A T E G Y 1 0 / 2 1 Four levers. One compounding engine. 01 Grow Full Operations Full Operation is the core engine. Hyper-local events that we believe are overlooked by global giants. Embedded support drives stickiness across 11 markets. 02 Land-and-expand: white-label White-label lands partners. We operate alongside them for 2-5 years, with full P&L visibility, before converting. We are converting validated relationships. 03 Regional consolidation The next chapter is consolidation, not entry: deepen FO across our footprint, convert WL pipeline to FO. White-label SaaS scales asset-light beyond LATAM. 04 Technology as a compounding moat Twelve years in-house is a structural advantage. We compound product edge: AI anti-fraud, dynamic pricing, demand forecasting. Every new module deepens stickiness on top of the same partner base.

M O A T & G E O G R A P H I C F O O T P R I N T 1 1 / 2 1 T H E F O O T P R I N T · B U I LT O V E R 1 2 Y E A R S Our LATAM footprint in the category — 11 markets, all in- house. Geographic footprint is illustrative. We operate a dual business model (Full Operation and White-Label); operating model varies by market. Markets shown as identified represent regions targeted under our international expansion strategy, with no specific country, timing or sequencing implied. Forward-looking; see F-1 risk factors. T H E M O AT · W H Y I T D O E S N ' T R E P L I C AT E Twelve years of barriers built across multiple markets. Every market we added is a barrier the next entrant has to climb from zero. 01 Regulation 11 jurisdictions · fiscal compliance, invoicing and consumer protection in every market. 02 Payments Multiple local methods · local acquirers, BNPL, wallets and cards integrated across all markets. 03 Relationships 2,800+ partners · embedded in the daily operations of promoters, venues and federations. 04 Data 12 yrs multi-market · transactions, pricing, attendance and behavior. B E YO N D L ATA M Selective expansion into North America and Europe identified 11 + M A R K E T S L I V E W H I T E - L A B E L E X PA N S I O N Present today Identified for expansion

P L A T F O R M 1 2 / 2 1 A modular stack that expands with the partner. Start with a simple, low-cost entry. Add capabilities layer by layer. Take rate base Take rate higher Platform Branding: custom domain, landing pages, templates, showcase Configuration: self-service, RBAC, team management, map builder Money ops: APIs, webhooks, currencies, settlements, refunds + Ticketing Sales engine: queue, holds, bundles, discounts, promo codes Seat & inventory: 2D/3D maps, season events and tickets Lifecycle: buyer experience and eligibility controls + Marketplace Discovery & relevance: app and recommendation Outreach: email, automated SMS and Booster Distribution: resale, seller referrals, wallet and points + Data analytics Dashboards: modern, mobile and real-time Insights: funnel, geo, attribution, live entry and ops KPIs Reporting: exports, membership reports, SEMrush and GA4 + Extended products Recurring revenue: subscriptions, memberships, streaming / OTT Commerce: store / e-commerce and loyalty programs Formats: festivals, multi-stage and exhibitor / expo management + On site Operations stack: Manager app, POS, kiosk, box office, F&B Access validation: secure, offline, ID, blacklist, integrations Throughput: accreditation, staffing and physical media + Whitelabel Full Operation More services activated A D D M O D U L E S A S YO U G R O W

I N D U S T R Y O V E R V I E W SOURCE: COMPANY ANALYSIS BASED ON PUBLICLY AVAILABLE DATA AND MARKET RESEARCH 1 3 / 2 1 A Fragmented Industry. A Structural Opportunity. Top global ticketing leaders hold <20% share of the Latin American market (excl. Mexico, Brazil) vs >80% in US/EU. COMPANY ANALYSIS; PUBLICLY AVAILABLE DATA AND MARKET RESEARCH 60% O F T H E P O P U L AT I O N I S U N D E R 3 5 Twelve years ago, we saw a fragmented LATAM live entertainment market, largely without professional technology. We built a technology platform. Live entertainment is the first vertical, not the company. T H E GA P We believe the long tail is unserved. Small theaters, independent promoters, regional venues running events without proper tools. Thousands of venues and events across the region. O U R P O S I T I O N Local-first technology with regional compliance, integrated payments, and white-label flexibility. Already operating in 11 markets. The opportunity: consolidate a fragmented market with technology that scales.

C O M P E T I T I O N M A R K E T ILLUSTRATIVE COMPARISON ONLY 1 4 / 2 1 Competitive advantages in Latin America. Ticketplus learned from both worlds. LATAM PRESENCE LOCAL MARKET FOCUS PRIMARY TICKETS SELLER PARTNERS & SPONSORING WHITE-LABEL ✓ ✓ ✓ ✓ ✓ ✓ ✓ ✓ ✓ ✓ Capabilities matrix based on publicly available information from each company's website and public disclosures as of May 2026, presented for illustrative purposes only. Categories simplified; full feature sets vary by market. Not a comprehensive competitive analysis. ✗ ✗ ✗ ✗ ✗ ✗ ✗ ✗ ✗ ✗ ✗ ✗ ✗ ✗ ✗ ✗ ✗ ✗ ✗ ✗ ✗ ✗ ✗ ✗ ✗ ✓ ✓ ✓ ✓ ✓

D I V E R S I F I C A T I O N NPS AND RETENTION BASED ON INTERNAL CUSTOMER SURVEY DATA, FY2025; UNAUDITED MANAGEMENT METRICS. 1 5 / 2 1 S E C T O R M I X · 2 0 2 5 G M V Diversified across sectors. Loved by our customers. No single category dominates our 2025 GMV mix. Sports Music Holiday Events Other Travel Theater & Arts +59 NPS PROMOTER +58 NPS BUYER 95%+ CLIENT RETENTION No material client concentration · 11 country diversification 32% 30% 22% 7% 5% 4%

F I N A N C I A L S 1 6 / 2 1 A U D I T E D F Y 2 0 2 4 - 2 0 2 5 + Q 1 2 0 2 6 Growth and margin expansion. ( U S D M ) 2 0 24 A 2 0 2 5 A 1 Q 2 6 ( P R E L I M . ) (1) GMV (Platform Total Sales) $191.2 $269.0 $107.2 Net Revenue $18.0 $29.5 $9.5 Net Revenue Growth YoY +23.4% +64.0% +41.8% Gross Margin 44.2% 42.4% 52.1% EBITDA(2) $6.2 $11.0 $4.2 EBITDA Margin(2) 34.5% 37.3% 44.6% (1) Q1 2026 preliminary, unaudited management estimates, subject to revision; not in F-1 audited financials. (2) EBITDA / EBITDA Margin are non-IFRS; reconciliation in Appendix 5.

C A P I T A L I Z A T I O N 1 7 / 2 1 C A P I T A L I Z A T I O N S U M M A R Y 100% held by founders, Chairman and key employees. CA P I TA L I Z AT I O N ( U S D ) P R E - I P O Cash & Cash Equivalents(1) $4.3M Bank Debt(1) $11.9M Related-Party Loans(2) $2.6M Total Debt $14.5M Ordinary Shares Outstanding 10,189,525 (1) As of March 31, 2026, preliminary unaudited management figures, subject to revision; not part of F-1 audited financials (FY2024-2025; cash $3.98M and bank loans $13.2M as of December 31, 2025 per F-1). (2) As of December 31, 2025 per F-1 Note 14. Non-trade, unsecured, non-interest-bearing loans from related parties (primarily Argentina Real Estate 1 LLC, beneficially owned by our Chairman). Maturity extended to December 31, 2029, as shown in our Form F-1 filed on May 28, 2026. No dual-class structure. Beneficial ownership detail per F-1 Part II, Item 506. Lean cap table. No outside equity.The proposed IPO is our first equity raise. Twelve years of operations financed by customer revenue, senior bank facilities, and aligned shareholder advances (refer to F-1 Note 14).

U S E O F P R O C E E D S 1 8 / 2 1 Capital for consolidation, not growth burn. Indicative Offering · ~$25M 40% · Partnerships & International Expansion 25% · Platform Development 20% · Sales & Marketing 15% · Working Capital 40% Partnerships & International Expansion Acceleration of partnership conversion investments and acquisitions in WL markets, plus exclusive multi-year venue rights. 25% Platform Development Payment gateways, regulatory modules & equipment to support expansion across additional white-label markets. 20% Sales & Marketing Integration capital + WL pipeline Customer Acquisition Cost (CAC) for Year 2-3 conversion targets. 15% Working Capital & Other

C O M P E T I T I V E A D V A N T A G E THIRD-PARTY COMPANIES SHOWN ARE ILLUSTRATIVE BUSINESS-MODEL PARALLELS BASED ON PUBLICLY AVAILABLE INFORMATION, NOT FOR VALUATION REFERENCE. 1 9 / 2 1 T H E D A T A L A Y E R O F L I V E E N T E R T A I N M E N T We capture the complete transaction lifecycle, from event creation to post-event analytics. Producers Event creation Pricing strategy → Ticketing Companies Sales channels Distribution → Ticketplus+ Data capture layer → Buyers Purchase behavior Payment data → Attendees Check-in data Engagement What We Capture 01 Transaction Intelligence Every ticket sold, refunded, transferred, across all markets. 02 Consumer Behavior Purchase patterns, price sensitivity, event preferences. 03 Operator Performance Real-time operational visibility across partners running on our infrastructure. 04 Market Dynamics Demand forecasting, venue utilization, regional trends. A Proven Playbook Stripe Captures payment data → Powers commerce intelligence Toast Captures restaurant ops data → Expands within installed base Shopify Captures merchant data → Expands into financial services Ticketplus Captures live entertainment data → De-risked expansion The company that captures the operating and transaction layer of an industry often becomes far more valuable than the entry product itself. 100% T R A N S AC T I O N V I S I B I L I T Y

W H Y T I C K E T P L U S 2 0 / 2 1 Why this. Why now. 01 Large, fragmented market. $45.5B South America live events by 2028, smart ticketing 16.9% CAGR (>4× global). 02 Embedded in the long-tail and mid-market. LATAM live entertainment segment, while also powering many of the region's leading independent promoters and large-scale events. 03 12-year proprietary tech platform. Core 100% in-house, full event management + white-label SaaS, AI embedded across the stack. 04 Proven stickiness + recurring revenue. 95%+ retention, multiple partners in conversion pipeline, multi-year P&L visibility. 05 Profitable and accelerating. revenue +64% (2025), 37.3% EBITDA margin (2025), Q1 2026 EBITDA margin 44.6%. We believe ticketing is the entry point; the long-term opportunity is the transaction, data and operating layer around live entertainment.

C L O S I N G 2 1 / 2 1 T H E T H E S I S Infrastructure for the Live Economy of Latin America. We are building the operating system for community-scale live entertainment. Promoters bring the creative. We focus on everything else. $269M 2 0 2 5 G M V $29.5M 2 0 2 5 N E T R E V E N U E 37.3% 2 0 2 5 E B I T DA M A R G I N 11 C O U N T R I E S 95%+ C L I E N T R E T E N T I O N Regional Technology · Global Presence.

S E C T I O N B R E A K Appendix. Supporting materials for Q&A

F O U N D E R V I S I O N FORWARD-LOOKING STATEMENTS; SEE "RISK FACTORS" IN THE F-1 A P P E N D I X 1 A L E T T E R F R O M T H E F O U N D E R S From Chile to the NYSE American. Twelve years and counting. Twelve years ago, two longtime friends from Chile wrote the first lines of code for what is now Ticketplus. Eight years ago, our Chairman joined to build the financial architecture and the path to capital markets. Today, we serve 11 countries, 2,800 partners, 39,800 events, and 10.2 million tickets processed per year, profitably, with our own technology built in-house. Before Ticketplus, our team had spent years building software products across industries. When live entertainment came knocking, we applied the same DNA: product strategy, operational thinking, and technology built in-house. Ticketplus was never an accident. It was muscle memory. Wall Street is not the goal. It is the vehicle. It is the table where leading Latin American technology platforms already sit. And now it is Chile's turn. The next ten years will not be about ticketing. They will be about becoming the operating system for live experiences across Latin America, and then beyond. The platform is the company. The vertical is the wedge. The horizon is open. We are aligned with our shareholders through long-term equity ownership. Pre-IPO ownership remains 100% with founders, Chairman and key employees. Our bet is the long-term value of what we build together. Chien-Fu Chen CEO & CO-FOUNDER Joaquín Jadue CFO & CO-FOUNDER Yethro Dinamarca CHAIRMAN

C A T E G O R Y SOURCE: F-1 (VERBATIM QUOTE) A P P E N D I X 2 A C H I L E A N T E C H N O L O G Y C O M P A N Y P U R S U I N G A N Y S E A M E R I C A N L I S T I N G · Q 2 2 0 2 6 ( S U B J E C T T O L I S T I N G ) Same playbook. Different vertical. Chile's chapter hasn't been written yet. "From its inception, Ticketplus was conceived not as a traditional ticketing operator, but as a technology company applied to live entertainment." Based on our knowledge, MercadoLibre, Nubank and DLocal have built the infrastructure layer on fragmented Latin American markets, each through a different vertical wedge. A R G MercadoLibre E-commerce wedge Founded 1999 →IPO 2007 8 years B R A Nubank Financial services wedge Founded 2013 →IPO 2021 8 years U R U DLocal Cross-border payments wedge Founded 2016 →IPO 2021 5 years C H L Ticketplus+ Live entertainment wedge Founded 2014 →IPO 2026 12 years THE PATTERN Each built the infrastructure layer, not a service layer, on top of fragmented Latin American markets. Held privately longer than any of them, we believe Ticketplus is the next chapter. Comparables shown for business model parallel only, not for valuation reference. To our knowledge, and based on publicly available data on the NYSE American, no Chilean technology platform is currently listed on NYSE American.

P L A T F O R M M O D U L E S D E T A I L INTEGRATION PARTNERS SHOWN AS EXAMPLES, NOT EXHAUSTIVE A P P E N D I X 3 I N T E G R A T E D E N T E R T A I N M E N T E C O S Y S T E M · 4 M O D U L E S · 1 2 S U B - F E A T U R E S Proprietary software. 100% built in-house. 01 Event Ticketing High-concurrency sales engine for massive demand. 02 Payments & Banking Diverse local payment methods across Latin America. 03 Access Control Multi-layer validation, frictionless entry. 04 On-Site Operations Seamless box office, in-venue experience. Virtual Queue: fair randomization, real-time tracking ▸ 3D Interactive Layouts: seat-level visualization ▸ Elastic Infra: high-concurrency on-sales for major events ▸ Acquirers: leading regional and country-specific gateways ▸ BNPL & Wallets: integration with major local wallets and BNPL providers ▸ Cards: international card networks and local debit ▸ Dynamic QR: real-time validation, anti-fraud ▸ Biometric ID: facial recognition for VIP ▸ RFID/NFC Wristbands: cashless for festivals ▸ Self-Service Kiosks: pickup, upgrades, merch ▸ Mobile POS: roaming sales, inventory sync ▸ Cashless Payments: NFC for F&B, VIP ▸

U S E O F P R O C E E D S D E T A I L SOURCE: F-1 USE OF PROCEEDS; FORWARD-LOOKING, SEE "RISK FACTORS" IN THE F-1 A P P E N D I X 4 A L L O C A T I O N F R A M E W O R K · A S S E T - D E P L O Y M E N T F O C U S Capital for consolidation, not growth burn. 40% · PARTNERSHIPS & INTERNATIONAL EXPANSION Strategic partnerships with operating ticketing companies in white-label markets, plus multi-year venue agreements. Targets in active dialogue; execution to follow IPO close, subject to negotiation, due diligence and customary closing conditions. 25% · PLATFORM DEVELOPMENT Payment gateways, regulatory modules and equipment to support expansion across additional white-label markets. Capitalized under IAS 38 over the relevant useful life. Variable spend, tied to expansion, not maintenance. 20% · SALES & MARKETING Integration capital that converts partnerships into revenue (3-5 people per country, asset-light) + WL pipeline CAC for Year 2-3 conversion targets. 15% · WORKING CAPITAL & G.C.P. Public-company readiness (PCAOB, IR, D&O, governance) + revolving promoter advances. Repayment of related-party loans (Note 14) at IPO. Sub-12-month rotation cycle on operating advances.

E B I T D A R E C O N C I L I A T I O N RESULTS FROM CONTINUING OPERATIONS AUDITED BY BAKER TILLY (PCAOB) FOR FY2024-2025; Q1 2026 PRELIMINARY AND UNAUDITED; EBITDA IS A NON-IFRS MEASURE RECONCILED FROM RESULTS FROM CONTINUING OPERATIONS A P P E N D I X 5 E B I T D A R E C O N C I L I A T I O N 2 0 2 4 - 2 0 2 5 + Q 1 2 0 2 6 Results from Continuing Operations to EBITDA. ( U S D M ) F Y 2 0 24 F Y 2 0 2 5 1 Q 2 6 ( P R E L I M . ) (1) Results from continuing operations $0.93 $2.24 $2.06 (+) Income Tax Expense $0.13 $0.30 $0.71 (+) Financial costs, net of financial income $1.05 $1.36 $0.50 (+) Depreciation & Amortization(2) $4.09 $7.09 $0.96 (=) EBITDA $6.20 $11.00 $4.23 EBITDA Margin 34.5% 37.3% 44.6% Non-IFRS Financial Measures. EBITDA and EBITDA Margin are supplemental non-IFRS measures and should not be considered as alternatives to results from continuing operations or any other performance measure prepared in accordance with IFRS. We define EBITDA as results from continuing operations before financial costs (net of financial income), income tax expense and depreciation and amortization, and EBITDA Margin as EBITDA as a percentage of revenue from ordinary activities. Management uses EBITDA and EBITDA Margin to evaluate operating performance and period-to-period trends, and we believe these measures are useful to investors because they provide additional insight into our operating performance for fiscal years 2024 and 2025. These measures have limitations because they exclude certain expenses reflected in our IFRS financial statements and may not be comparable to similarly titled measures used by other companies. We address these limitations by presenting EBITDA and EBITDA Margin together with, and reconciled to, results from continuing operations, the most directly comparable IFRS measure. (1) Q1 2026 preliminary, unaudited management estimates, subject to revision; not in F-1 audited financials. Income tax and results from continuing operations derived from statutory accounting records, being finalized on an IFRS basis. (2) FY2024-2025 D&A includes extraordinary accelerated amortization of capitalized software recognized for AI-driven technological obsolescence; Q1 2026 reflects regular linear amortization of the capitalized software base.